Exhibit 10.1

NOTE PAYMENT AND SATISFACTION AGREEMENT

This NOTE PAYMENT AND SATISFACTION AGREEMENT is made and entered into this 28th day of October 2015, to be effective for all financial and other purposes as of November 2, 2015 (the “Effective Date”), by and between Link Bit Consulting Co., Ltd., a company existing under the laws of Japan (“LBC”) and Umajin Co. Ltd., a corporation existing under the laws of Japan (“Umajin”).

Recitals

WHEREAS, Umajin is the borrower and obligor under that certain Secured Promissory Note in the principal amount of ¥181,720,000/ $1,540,000 (the “Note”) given as consideration for Umajin’s purchase of 1,400,000 shares of the common stock of Grand Perfecta, Inc., represented by certificate no. 5322 (the “Shares”), which were pledged as security for the Note under that certain Stock Pledge Agreement of event date therewith (the “Pledge Agreement”);

WHEREAS, LBC is the assignee of the Note, Pledge Agreement, and security interest in the Shares;

WHEREAS, LBC is a wholly-owned subsidiary of Grand Perfecta, Inc., a Nevada corporation (“GPI”), and LBC believes it to be in the best interest of LBC and GPI to settle the Note in full by accepting an assignment to LBC from Umajin of all the Shares; and

WHEREAS, pursuant to that certain Information Services Agreement between LBC and Umajin of even date herewith, Umajin has agreed to fix the price at which it will provide future information and related services pertaining to the horse racing industry in Japan to LBC, which LBC believes to be in its best interest by fixing certain operating costs.

Agreement

NOW, THEREFORE, in consideration of the forging recitals, which are incorporated herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment of Shares. By the execution hereof Umajin hereby sells, transfers and conveys to LBC as of the Effective Date all of its right, title, and interest in and to the Shares. Umajin shall promptly deliver to LBC certificate no. 5322 representing the Shares duly endorsed (directly or by stock power) for transfer on the books and records of GPI.

2. Satisfaction of Note. By the execution hereof LBC agrees that as of the Effective Date the Note and all payment obligations thereunder, including Umajin’s obligations to pay principal and accrued interest as of the Effective Date, are paid, satisfied, fully discharged and fully released.

3. Title to Shares. Umajin hereby covenants, represents, and warrants that it has not sold, assigned, transferred, hypothecated, pledged, encumbered or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any of its right, title or interest in and to the Shares, and that assignment of the Shares pursuant to this Agreement conveys good and marketable title to the Shares free of any claims or encumbrances.

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IN WITNESS WHEREOF, the undersigned have executed this Note Payment and Satisfaction Agreement as of the date first above written.

LINK BIT CONSULTING CO., LTD.
By /s/ Takashi Ozawa Name: Takashi Ozawa Title: CEO, President

UMAJIN CO. LTD.
By /s/ Motonori Okai Name: Motonori Okai Title: Representative Director

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